Exhibit 23.1

February 24, 2011

PRIVATE AND CONFIDENTIAL

The Board of Directors
China Nutrifruit Group Limited
5th Floor, Chuangye Building,
Chuangye Plaza, Industrial Zone 3,
Daqing Hi-Tech Industrial Development Zone,
Daqing, Heilongjiang 163316
The People’s Republic of China

Dear Sirs,

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statements on Form S-1 (No. 333-171286) dated February 24, 2011 of China Nutrifruit Group Limited (the “Company”) and its subsidiaries of our report dated June 29, 2010 relating to the consolidated financial statements of the Company, which appears in Form 10-K of the Company for the year ended March 31, 2010, appearing in the Prospectus, which is a part of this Registration Statement.

We also consent to the reference of our firm under the caption “Experts” in such Prospectus.

Yours faithfully,

/s/ HLB Hodgson Impley Cheng
HLB Hodgson Impley Cheng